Exhibit 99.1
CONTACTS:
Investor Relations
(718)709-2202
ir@jetblue.com
Corporate Communications
(718) 709-3089
CorporateCommunications@jetblue.com
JETBLUE ANNOUNCES THIRD QUARTER RESULTS
New York, NY (October 23, 2008) — JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the third quarter 2008:
•	Operating revenues for the quarter totaled $902 million, representing growth of 17.9% over operating revenues of $765 million in the third quarter of 2007.

•	Operating income for the quarter was $22 million, resulting in a 2.4% operating margin, compared to operating income of $79 million and a 10.3% operating margin in the third quarter of 2007.

•	Pre-tax loss for the quarter was $4 million, compared with pre-tax income of $46 million in the year-ago period.

•	Net loss for the quarter was $4 million, representing a net loss of $0.02 per diluted share, compared with third quarter 2007 net income of $23 million, or $0.12 per diluted share.
“We are pleased to report record revenue during the third quarter,” said Dave Barger, JetBlue’s CEO. “High fuel prices, however, continued to be a challenge during the quarter. While fuel prices have dropped dramatically in recent weeks, we are focused on the turmoil in the financial markets and the economic challenges that lie ahead. Despite the economic uncertainty, we see continued strength in our bookings in the near-term. We believe our strong brand, award-winning service and outstanding crewmembers will help us better manage through these challenging times.”
Operational Performance
For the third quarter, revenue passenger miles remained flat at 6.8 billion on a capacity decrease of 2.4%, resulting in a third quarter load factor of 84.0%, an increase of 2.0 points year over year. Yield per passenger mile in the third quarter was 11.78 cents, up 13.2% compared to the third quarter of 2007. Passenger revenue per available seat mile (PRASM) for the third quarter 2008 increased 16.0% year over year to 9.89 cents and operating revenue per available seat mile (RASM) increased 20.8% year-over-year to 11.07 cents.
JetBlue’s operating expense per available seat mile (CASM) for the third quarter increased 31.5% year-over-year to 10.80 cents. Excluding fuel, CASM increased 13.8% to 5.96 cents. During the quarter, JetBlue hedged approximately 45% of its fuel consumption resulting in a realized fuel price of $3.42 per gallon, a 60.8% increase over third quarter 2007 realized fuel price of $2.13. JetBlue realized $26 million in fuel hedging gains during the third quarter. Of this total, $1 million are unrealized gains which relate to fuel hedges for the fourth quarter 2008 and beyond which were required to be recognized in the third quarter and $3 million are related to other settlements in the third quarter.
Balance Sheet Update
JetBlue ended the third quarter with approximately $565 million in cash and cash equivalents and $305 million of auction rate securities. JetBlue has an additional $110 million available under its line of credit with Citigroup, which is secured by a portion of JetBlue’s auction rate securities.
During the quarter, JetBlue repurchased $53 million of its $250 million 3.75% convertible notes due 2035 (which have a put date of March 2010) for $40 million. JetBlue repurchased an additional $20 million principal amount of these notes for $14 million in October. As a result of these repurchases, JetBlue reduced the outstanding principal amount of these notes from $250 million to $177 million.
“Market conditions created a unique opportunity for us to retire debt and lower future interest expense,” said Ed Barnes, JetBlue’s CFO. “With our focus on revenue enhancements, cost control, capacity rationalization and liquidity preservation, we believe that we are well-positioned to withstand today’s uncertainty.”
Fourth Quarter and Full Year Outlook
Looking ahead, for the fourth quarter of 2008, JetBlue expects to report an operating margin between five and seven percent based on an assumed aircraft fuel cost per gallon of $2.81, net of hedges. Pre-tax margin for the quarter is expected to be between one and three percent. PRASM is expected to increase between 18 and 20 percent year over year. RASM is expected to increase between 23 and 25 percent year over year. CASM is expected to increase between 20 and 22 percent over the year-ago period. Excluding fuel, CASM in the fourth quarter is expected to increase between 17 and 19 percent year over year. Capacity is expected to decrease between seven and nine percent in the fourth quarter and stage length is expected to decrease roughly five percent over the same period last year.
For the full year 2008, JetBlue expects to report an operating margin between two and four percent based on an assumed aircraft fuel cost per gallon of $3.02, net of hedges. Pre-tax margin for the full year is expected to be between negative one and one percent. PRASM for the full year is expected to increase between 14 and 16 percent year over year. RASM for the full year is expected to increase between 18 and 20 percent year over year. CASM for the full year is expected to increase between 21 and 23 percent over full year 2007. Excluding fuel, CASM in 2008 is expected to increase between eight and ten percent year over year. Capacity for the full year 2008 is expected to increase between zero and two percent over 2007 and stage length is expected to decrease about one percent over full year 2007.
JetBlue will conduct a conference call to discuss its quarterly earnings today, October 23, at 9:00 a.m. Eastern Time. A live broadcast of the conference call will be available via the internet at http://investor.jetblue.com.
About JetBlue
New York-based JetBlue Airways has created a new airline category based on value, service and style. Known for its award-winning service and free TV as much as its low fares, JetBlue is now pleased to offer customers Lots of Legroom and super-spacious Even More Legroom seats. JetBlue introduced complimentary in-flight e-mail and instant messaging services on aircraft “BetaBlue,” a first among U.S. domestic airlines. JetBlue is also America’s first and only airline to offer its own

Customer Bill of Rights, with meaningful and specific compensation for customers inconvenienced by service disruptions within JetBlue’s control. Visit www.jetblue.com/promise for details. JetBlue serves 51 cities with 500 daily flights. With JetBlue, all seats are assigned, all travel is ticketless, all fares are one-way, and an overnight stay is never required. For information or reservations call 1-800-JETBLUE (1-800-538-2583) or visit www.jetblue.com.
This press release contains statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the ability to operate reliably the EMBRAER 190 aircraft and our new terminal at JFK; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines’ financial condition; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s 2007 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

JETBLUE AIRWAYS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share and per share amounts)
(unaudited)

	Three Months Ended				Nine Months Ended
	September 30,		Percent		September 30,		Percent
	2008	2007	Change		2008	2007	Change
OPERATING REVENUES
Passenger	$807	$712	13.2		$2,334	$1,959	19.1
Other	95	53	80.6		243	144	68.9

Total operating revenues	902	765	17.9		2,577	2,103	22.5

OPERATING EXPENSES
Aircraft fuel	394	249	58.6		1,072	665	61.3
Salaries, wages and benefits	173	159	9.1		519	481	7.9
Landing fees and other rents	52	44	15.8		152	136	11.5
Depreciation and amortization	54	44	20.4		145	129	11.7
Aircraft rent	33	32	2.8		97	92	5.2
Sales and marketing	38	32	15.6		118	92	28.2
Maintenance materials and repairs	32	25	30.9		97	78	25.1
Other operating expenses	104	101	4.3		317	291	9.1

Total operating expenses	880	686	28.3		2,517	1,964	28.1

OPERATING INCOME	22	79	(72.8)		60	139	(56.7)

Operating margin	2.4%	10.3%	(7.9	) pts.	2.3%	6.6%	(4.3	) pts.

OTHER INCOME (EXPENSE)
Interest expense	(64)	(58)	9.2		(173)	(166)	4.2
Capitalized interest	15	11	29.8		43	30	42.5
Interest income and other	23	14	65.4		43	41	4.1

Total other income (expense)	(26)	(33)	(21.2)		(87)	(95)	(7.8)

INCOME (LOSS) BEFORE INCOME TAXES	(4)	46			(27)	44

Pre-tax margin	(0.5)%	6.0%	(6.5	) pts.	(1.1)%	2.1%	(3.2	) pts.

Income tax expense (benefit)	—	23			(8)	22

NET INCOME (LOSS)	$(4)	$23			$(19)	$22

EARNINGS (LOSS) PER COMMON SHARE:
Basic	$(0.02)	$0.13			$(0.08)	$0.12

Diluted	$(0.02)	$0.12			$(0.08)	$0.12

Weighted average shares outstanding (thousands):
Basic	225,927	180,154			221,875	179,298
Diluted	225,927	198,776			221,875	184,104

JETBLUE AIRWAYS CORPORATION
COMPARATIVE OPERATING STATISTICS

	Three Months Ended				Nine Months Ended
	September 30,		Percent		September 30,		Percent
	2008	2007	Change		2008	2007	Change
Revenue passengers (thousands)	5,657	5,528	2.3		16,812	16,206	3.7
Revenue passenger miles (millions)	6,848	6,848	0.0		20,167	19,526	3.3
Available seat miles (ASMs) (millions)	8,154	8,355	(2.4)		24,932	23,791	4.8
Load factor	84.0%	82.0%	2.0	pts.	80.9%	82.1%	(1.2	) pts.
Breakeven load factor (a)	89.7%	78.0%	11.7	pts.	85.3%	81.5%	3.8	pts.
Aircraft utilization (hours per day)	11.7	13.0	(9.9)		12.4	12.9	(4.1)

Average fare	$142.55	$128.83	10.7		$138.80	$120.87	14.8
Yield per passenger mile (cents)	11.78	10.40	13.2		11.57	10.03	15.3
Passenger revenue per ASM (cents)	9.89	8.52	16.0		9.36	8.23	13.7
Operating revenue per ASM (cents)	11.07	9.16	20.8		10.34	8.84	16.9
Operating expense per ASM (cents)	10.80	8.22	31.5		10.10	8.26	22.3
Operating expense per ASM, excluding fuel (cents)	5.96	5.24	13.8		5.80	5.46	6.1
Airline operating expense per ASM (cents) (a)	10.56	8.11	30.3		9.87	8.17	20.8

Departures	51,125	50,233	1.8		155,626	146,320	6.4
Average stage length (miles)	1,132	1,161	(2.4)		1,134	1,128	0.5
Average number of operating aircraft during period	142.2	130.7	8.8		139.4	126.3	10.3
Average fuel cost per gallon	$3.42	$2.13	60.8		$3.08	$2.01	53.2
Fuel gallons consumed (millions)	115	117	(1.3)		348	331	5.3
Percent of sales through jetBlue.com during period	76.9%	74.5%	2.4	pts.	76.9%	75.0%	1.9	pts.
Full-time equivalent employees at period end (a)					9,398	9,301	1.0

(a)	Excludes operating expenses and employees of LiveTV, LLC, which are unrelated to our airline operations.
SELECTED CONSOLIDATED BALANCE SHEET DATA
      (in millions)

	September 30,	December 31,
	2008	2007
Cash and cash equivalents	$565	$190
Total investment securities	305	644
Total assets	6,084	5,598
Total debt	3,135	3,048
Stockholders’ equity	1,281	1,036
SOURCE: JetBlue Airways Corporation